Exhibit 99.1

QUALITY DISTRIBUTION, LLC
3802 Corporex Park Drive
Tampa, Florida 33619
Tel : 800-282-2031 • Fax: 813-

	Contact:	Sam Hensley
FOR IMMEDIATE RELEASE		Chief Financial Officer
800-282-2031

QUALITY DISTRIBUTION, LLC AND qd CAPITAL CORPORATION TO OFFER $175 MILLION OF SENIOR SECOND SECURED NOTES

TAMPA, May 16, 2003 – Quality Distribution, LLC (the “Company”) announced today that it intends to offer, together with QD Capital Corporation, its newly-formed wholly-owned subsidiary, as co-issuer, $175 million aggregate principal amount of Senior Secured Notes Due 2008 (the “Notes”). The Notes will be secured by a first priority lien which will be equal with the lien securing the Company’s obligations under its credit agreement and prior to the lien securing its 12½% Senior Subordinated Secured Notes due 2008. The net proceeds from the offering of the Notes are intended to be used to repay borrowings under the Company’s credit agreement. The offering of the Notes is conditioned upon the execution of an amendment to the Company’s credit agreement by all of the lenders thereunder.

The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s intention to repay borrowings under the credit agreement. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: the Company’s substantial leverage, economic factors, dependence on affiliates and owner-operators, environmental and other government regulations, claims exposure, future war/anti-terrorism measures, and the additional factors and risks contained in the Company’s Form 10-Q for the quarter ended March 31, 2003, the Company’s Form 10-K for the year ended December 31, 2002 and the Company’s registration statement on Form S-4 declared effective on November 13, 2002. In addition, difficulties or delays in consummating the sale of the Notes, the proceeds of which will be used to repay borrowings under the credit agreement, as well as other difficulties in effecting such repayment of borrowings or amending the credit agreement, could cause the Company’s results to differ materially from current expectations.